SELECT COMFORT CORPORATION
                    EXECUTIVE AND KEY EMPLOYEE INCENTIVE PLAN

1. PURPOSES. The purposes of this Executive and Key Employee Incentive Plan (the "Plan") are to: (a) enable Select Comfort Corporation and its affiliated entities, including majority owned subsidiaries (collectively, the "Company"), to attract and retain high caliber executives and key employees; (b) provide incentive compensation for such executives and key employees that is linked to the growth and profitability of the Company and increases in shareholder value; and (c) further the identity of interests of such executives and key employees with the interests of the Company's shareholders.

2.   DETERMINATION OF ELIGIBILITY AND AWARDS.

     (a) ELIGIBILITY, PERFORMANCE GOALS AND TARGET AWARDS. At the beginning of each fiscal year of the Company (each such fiscal year is referred to as a "Plan Period") and before the end of the first quarter of each Plan Period, the Compensation Committee of the Board of Directors (the "Committee") will determine:

     (i) The employees of the Company, by grade level or otherwise, that are eligible to participate in the Plan for the Plan Period.

     (ii) Quarterly and/or annual specific measures and goals from among consolidated sales growth and volume, net operating profit before tax, cash flow, earnings per share, return on capital, and/or return on assets, as the objective company performance goal or goals for the Plan Period. A single company performance goal or multiple company performance goals may be selected.

     (iii)For each level of participant, (A) the target award, as a percentage of base compensation, that the participant will be eligible to receive, (B) the portion of the target award that will be based on achievement of the objective company performance goals, and (C) the portion of the target award, if any, that will be based on achievement of objective individual performance goals. Notwithstanding the foregoing, for the senior executive officers of the Company, at least 75% of any award hereunder must be based on achievement of the objective company performance goals and not more than 25% of any award may be based on achievement of objective individual performance goals.

     (b) LIMITATION ON AWARDS. The maximum award payable to any participant under the Plan for any Plan Period will not exceed either 200% of the participant's base salary or $1,000,000.

     (c) FORM OF AWARDS. Unless otherwise expressly provided by the Committee at the time of granting an award, incentive compensation awards under this Plan will be granted



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     in  cash,  less  any  applicable   withholding  taxes,  separate  from  the
     participants' base pay and will not be added to the participants' base pay.

     (d) GRANT OF AWARDS. Any grant of an award under this Plan will be made only in the sole discretion of the Committee. No person will have a right to an award under this Plan until the Committee has taken final action granting such award. Following the grant of awards, the participant will be informed by the Company of the award and that the award is subject to the applicable provisions of this Plan.

     (e) PAYMENT OF AWARDS. Payment of awards will be made as soon as practicable following the period for which the award is payable, and in any event within 45 days after the end of the quarter for quarterly awards and event within 90 days after the end of the year for annual awards.

3. FURTHER REQUIREMENTS FOR ELIGIBILITY FOR AWARDS. In addition to any requirements for eligibility to participate in the Plan that may be established by the Committee pursuant to the terms of the Plan, the following eligibility requirements will apply to all participants:

     (a) No award may be granted to a member of the Company's Board of Directors except for services performed as an employee of the Company.

     (b) Except in the event of normal retirement, death, or disability, to be eligible for an award an employee must be employed by the Company as of the date awards are calculated and approved for payment by the Committee or by the senior management of the Company under this Plan.

4.   GENERAL TERMS AND CONDITIONS.

     (a) ADMINISTRATION OF THE PLAN. Except as otherwise specifically provided, the Committee will administer the Plan. The Board of Directors of the Company will appoint the Committee members, and the members thereof will be ineligible for awards under this Plan.

     (b) AUTHORITY OF THE COMMITTEE. The Committee will have the full power and authority, in its sole discretion, to make all decisions necessary to administer the Plan, to interpret and enforce the terms and conditions of the Plan and to determine the amounts payable to participants under the Plan, including without limitation, the full power and authority to reduce or eliminate the amount payable to any participant with respect to any award hereunder as may be necessary or appropriate in the sole discretion of the Committee. All decisions of the Committee with respect to any aspect of the Plan, including without limitation the administration of the Plan, the interpretation or enforcement of any term or condition of the Plan or the determination of any amount payable to any participant under the Plan will be final, conclusive and binding for all purposes.


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     (c) AMENDMENTS AND EXPIRATION  DATE. The Company,  acting through the Board of Directors, reserves the right to amend or modify this Plan from time to time or to repeal the Plan entirely, or to direct the discontinuance of granting awards either temporarily or permanently; provided, however, that no amendment or modification of this Plan will operate to annul, without the consent of the beneficiary, an award already granted hereunder; provided, also, that no amendment or modification without approval of the shareholders will increase the maximum amount which may be awarded as hereinabove provided.

     (d) NO CONTRACT OF EMPLOYMENT. Nothing contained in this Plan will be construed as a contract or guaranty with or to any eligible employee of continued employment with Select Comfort Corporation or any of its subsidiary corporations for any period of time, at any grade level or at any rate of compensation. All eligible employees are employees "at will," whose employment is subject to termination at any time with or without cause. Nothing in this Plan will interfere with or limit in any way the right of Select Comfort Corporation or any subsidiary to terminate the employment or service of any eligible employee at any time, nor confer upon any eligible employee any right to continue in the employ or service of Select Comfort Corporation or any subsidiary.

     (e) WITHHOLDING. Select Comfort Corporation is entitled to withhold and deduct from any payment made hereunder to any participant all legally required amounts necessary to satisfy any and all foreign, federal, state and local withholding and employment-related tax requirements attributable to any bonus payment made.

     (f) GOVERNING LAW. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Minnesota, notwithstanding the conflicts of laws principles of any jurisdiction.


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